Exhibit 10.67

ASSET PURCHASE AGREEMENT

dated as of April 25, 2008

Among

SANMINA-SCI USA, INC., SANMINA-SCI SYSTEMS SERVICES DE MEXICO S.A. DE C.V. and SANMINA-SCI SYSTEMS DE MEXICO S.A. DE C.V. as Sellers

and

LENOVO (SINGAPORE) PTE. LTD and LENOVO CENTRO TECNOLOGICO, SdeRL DE CV, as Buyer

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is entered into as of April 25, 2008 by and among SANMINA-SCI USA, INC., SANMINA-SCI SYSTEMS SERVICES DE MEXICO S.A. DE C.V. and SANMINA-SCI SYSTEMS DE MEXICO S.A. DE C.V. (collectively, the “Sellers”), LENOVO (SINGAPORE) PTE. LTD and LENOVO CENTRO TECNOLOGICO, SdeRL DE CV., or their assigns (collectively the “Buyer”).  Buyer and Sellers shall be referred to herein individually as a “Party” and collectively, as the “Parties”.

This Agreement contemplates a transaction in which the Buyer will purchase (or lease with the option to purchase) the Acquired Assets, without assuming any of the liabilities other than the Assumed Liabilities.

Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in ARTICLE IX.

In consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

ARTICLE I

THE ASSET PURCHASE

1.1           Purchase and Sale of Assets.

(a)           Upon and subject to the terms and conditions of this Agreement for the consideration specified in this ARTICLE I, Buyer shall purchase from Sellers (or lease from Sellers with the option to purchase), and Sellers shall lease, transfer, convey, assign and deliver to the Buyer, as of the Closing, all right, title and interest in, to and under the Acquired Assets.

(b)           Notwithstanding the provisions of Section 1.1(a), the Acquired Assets shall not include the Excluded Assets.

1.2           Assumption of Sellers’s Liabilities from Buyer.

(a)           Upon and subject to the terms and conditions of this Agreement, the only liability that Buyer shall assume and become responsible for, from and after the Closing are the Assumed Liabilities.

(b)           Buyer shall not assume or become responsible for, and the Sellers shall remain liable for, all the other liabilities that the Sellers or its affiliates have with respect to their handling of the Acquired Business.

1.3           Purchase Price.

(a)           The Purchase Price to be paid to the Sellers by the Buyer for the Acquired Assets shall be [*] Dollars (US$[*]) (the “Base Purchase Price”) plus the Inventory Value, subject to adjustment pursuant to Section 1.7 below.

(b)           On the Closing Date, Buyer shall pay Seller the following (“Initial Purchase Price”):

(i)            the Base Purchase Price; and

(ii)           the Estimated Inventory Value.

1.4           The Closing.

(a)           The Closing shall take place at Monterey, Mexico, commencing at 9:00 a.m. local time on the Closing Date.  All transactions at the Closing shall be deemed to take place simultaneously effective as of the Effective Time), and no transaction shall be deemed to have been completed and no documents or certificates shall be deemed to have been delivered until all other transactions are completed and all other documents and certificates are delivered.

(b)           At the Closing:

(i)            the Sellers shall deliver to the Buyer the various certificates, instruments and documents referred to in Section 5.2;

(ii)           the Buyer shall deliver to the Sellers the various certificates, instruments and documents referred to in Section 5.3;

(iii)          the Sellers shall execute and deliver to the Buyer the corresponding invoices in substantially the form attached hereto as Exhibits A-1 and A-2 and such other instruments of conveyance as the Buyer may reasonably request in order to effect the sale, transfer,  conveyance and assignment to the Buyer of valid ownership/lessorship of the Acquired Assets;

(iv)          Buyer shall execute and deliver to Sellers an instrument of assumption in substantially the form attached hereto as Exhibit B, and such other instruments as the Sellers may reasonably request in order to effect the assumption by the Buyer of the Assumed Liabilities;

(v)           the Buyer shall pay, by wire transfer or other delivery of immediately available funds to an account designated by Sellers, the Initial Purchase Price as set forth in Section 1.3(b);

(vi)          Sellers shall deliver to the Buyer, or otherwise put the Buyer in possession and control of, all of the Acquired Assets of a tangible nature;

* Information omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

(vii)         the Buyer and the Sellers shall execute and deliver a modification to that certain contract by and between the parties or their affiliates pursuant to which Sellers sells and Buyer purchases certain products manufactured by Sellers (the “Manufacturing Agreement”); and

(viii)        the Buyer and the Sellers shall execute and deliver cross-receipts evidencing the transactions referred to above.

1.5           Allocation.  The Buyer and the Sellers agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Schedule 1.5

1.6           Further Assurances.  At any time and from time to time after the Closing, at the request of the Buyer and without further consideration, the Sellers shall execute and deliver such other instruments of sale, transfer, conveyance and assignment and take such actions as the Buyer may reasonably request to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer’s rights to, title in and ownership of, the Acquired Assets (other than to the Fixed Assets, which are leased) and to place the Buyer in actual possession and operating control thereof and to ensure that the Acquired Business continues to operate as a going concern and without interruption.

1.7           Inventory Valuation and Payment.

(a)           On or before April 30, 2008, Sellers shall prepare for Buyer its standard package (the “Final Excess Package”) setting forth the Inventory on hand as of March 31, 2008 which Sellers believes is excess and/or obsolete and for which Sellers believes Buyer is liable in accordance with the Manufacturing Services Agreement.  On or before May 15, 2008, Buyer shall advise Sellers of any item in the Package for which it disputes liability.  Any item which has not been disputed by Buyer shall be conclusively presumed to have been purchased in accordance with the Manufacturing Services Agreement, and Buyer shall be required to pay for such items.  The Parties shall use their respective best efforts to resolve any dispute on or before the Closing.  In the event either Party believes the dispute to be material, it shall have the right to postpone Closing until the dispute is resolved.

(b)           Commencing on April 5, 2008, Sellers shall provide Buyer with periodic Inventory Listings, together with a good faith Estimated Inventory Value.  The purpose is so that Buyer can become comfortable with Sellers’s format and contents of the Inventory Listing.  Buyer shall review the Inventory Listing, and advise Sellers in the event it questions the calculations set forth therein.  On or before May 15, 2008, Buyer shall advise Sellers whether it has any material concerns as to any Inventory Listing and/or Estimated Inventory Value.  The parties acknowledge that the contents of these items will vary weekly as Inventory is procured and product is shipped.  However, Buyer shall be required to review these documents and advise Sellers of any material issues.

(c)           Not later than ten days prior to the Closing Date, the Sellers shall prepare an Inventory Listing, together with a good faith Estimated Inventory Value as of the date on which it is prepared, which shall provide sufficient detail as is reasonably necessary to confirm the calculations therein (the “Preliminary Closing Inventory Listing”).  Among other things, the Preliminary Closing Inventory Listing shall take into consideration any comments or adjustments identified by Buyer to Sellers resulting from Buyer’s due diligence review of the Inventory and Sellers’s inventory records as well as Buyer’s review of the previous Inventory Listings. In order to prepare the Inventory Listing Sellers shall have taken into consideration the fact that Inventory means all the materials primarily used or held for use by Sellers’s Monterrey business consistent with past practice, excepting those created by Sellers’s failure to execute its responsibilities and including liabilities for VMI, open purchase orders and other similar items, as needed to support the adequate ongoing operations of the Acquired Business.

(d)           Immediately prior to the Closing, Buyer shall complete a physical inventory review of the Inventory to its reasonable satisfaction (the “Buyer’s Physical Inventory Review”), and shall update the Preliminary Closing Inventory Listing (the “Updated Inventory Listing”) and prepare a calculation of the Inventory Value to reflect the results of the Buyer’s Physical Inventory Review.  Buyer shall provide a copy of the Updated Inventory Listing to Sellers.  Buyer acknowledges that the quantities of Inventory set forth in the Preliminary Closing Inventory List will differ from the quantities of Inventory counted during Buyer’s Physical Inventory Review (e.g., because of receipts and shipments).  Buyer shall have the obligation to purchase all Inventory at the Facility other than (i) Inventory which is damaged or otherwise not of saleable quality or (ii) Inventory which was not procured in accordance with the Agreement; (iii) Inventory which is not used on Buyer programs.  Buyer shall not have the right to refuse to pay for any inventory contained in the Final Excess Package unless Buyer disputed the procurement of such Inventory under Section 1.7(a).

(e)           Upon completion of the Buyer’s Physical Inventory Review and receipt of Buyer’s Updated Inventory Listing, the parties shall, to the extent possible, agree on a revised Preliminary Estimated Inventory Value and, if the parties so agree, the Preliminary Estimated Inventory Value shall be revised In the event the Parties do not so agree, the Preliminary Estimated Inventory Value shall be the total value of the Inventory on hand at the Facility as of May 31, 2008 as set forth in Seller’s database, and the parties shall resolve the difference in accordance with Section 1.7(f).

(f)            In the event either party believes that the Preliminary Estimated Inventory Value is different from the Inventory for which Buyer is responsible under the Manufacturing Services Agreement, such party shall advise the other party within 30 days after the Closing Date.  The parties shall work together in good faith to resolve the dispute within 30 days, failing which the dispute shall be decided through arbitration in accordance with Section 7.3(b)(iv).   In the event the parties are able to resolve the dispute themselves, they shall jointly prepare an Inventory Listing as of the Closing Date (the “Closing Inventory Listing”) which sets forth the agreed upon inventory value (the “Final Closing Inventory Value”).  In the event the parties fail to agree, the decision of the arbitrator shall become the Closing Inventory Listing and Final Closing Inventory Value.

(g)           In the event that the Preliminary Estimated Inventory Value exceeds the Final Closing Inventory Value, then, within 3 business days, Sellers shall pay the difference to

Buyer by wire transfer of immediately available funds to such account as Buyer may reasonably direct by written notice delivered to Sellers.

(h)           In the event that the Final Closing Inventory Value exceeds the Preliminary Estimated Inventory Value then, within 3 business days, Buyer shall pay the difference to Sellers by wire transfer of immediately available funds to such account as Sellers may reasonably direct by written notice delivered to Buyer.

1.8           Singapore Export.   For the avoidance of doubt, all Inventory and Parts need to be virtually exported to Buyer on the Closing Date in accordance with all IMMEX and applicable customs regulations.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers hereby represents and warrants to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this ARTICLE II are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date as though made as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).  The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this ARTICLE II.  The disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this ARTICLE II only to the extent it is clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

2.1           Organization, Qualification and Corporate Power.  Sanmina-SCI USA, Inc. is a corporation duly organized, validly existing and in good standing under the laws of Delaware.  Sanmina-SCI Systems de Mexico, S.A. de C.V. a corporation duly organized, validly existing and in good standing under the laws of Mexico.  Sanmina-SCI Systems Services de Mexico, S.A. de C.V. is a corporation duly organized, validly existing and in good standing under the laws of Mexico.  Each Seller is qualified to conduct business and is in good standing under the laws of the foregoing jurisdictions.  Each Seller has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  Each Seller has furnished, or prior to the Closing will furnish, to the Buyer complete and accurate copies of its Certificate of Incorporation and Bylaws.  Each Seller is not in default under or in violation of any provision of its Certificate of Incorporation or Bylaws.

2.2           Authorization of Transaction.  Each Seller has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder.  The execution and delivery by each Seller of this Agreement and the performance by each Seller of this Agreement and the Ancillary Agreements and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of such Seller.  This Agreement has been duly and validly executed and delivered by each Seller and constitutes, and each of the Ancillary Agreements, upon its execution and delivery by such Seller, will constitute, a valid and binding obligation of such Seller, enforceable against the Seller in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.3           Noncontravention.  Except as set forth in Section 2.3 of the Disclosure Schedule, neither the execution and delivery by the Sellers of this Agreement or the Ancillary Agreements, nor the consummation by the Sellers of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of the Sellers, (b) require on the part of the Sellers any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which any Seller is a party or by which any Seller is bound or to which any of its respective assets is subject, (d) result in the imposition of any Security Interest upon any assets of the Sellers or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Sellers or any of their respective properties or assets.

2.4           Ownership.  As of the Closing Date, other than Sellers and their stockholders, solely through their interest in the Sellers, no entity or person has any right, title or interest in the Fixed Assets and Inventory.

2.5           Financial Statements.  The Sellers have provided to the Buyer the Financial Statements relating to the Acquired Business.  The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly present the consolidated financial condition, results of operations and cash flows of the Sellers as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Sellers; provided, however, that the Financial Statements are subject to normal recurring year-end adjustments (which will not be material) and do not include footnotes.

2.6           Absence of Certain Changes.  Except as set forth in Section 2.6 of the Disclosure Schedule, since the Most Recent Balance Sheet Date, (a) there has occurred no event or development that, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Material Adverse Effect, and (b) the Sellers have not taken any of the actions set forth in any of the subsections of Section 4.4.  Since December 29, 2007, the Sellers have not paid any obligation or liability relating, directly or indirectly, to the Acquired Business other than in the Ordinary Course of Business.

2.7           Undisclosed Liabilities.  To Sellers’ knowledge, the Sellers have no liabilities (whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due) relating, directly or indirectly, to the Acquired Business which liability would materially affect the Financial Statements, except for (a) liabilities shown on the Most Recent

Balance Sheet and (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business.

2.8           Tax Matters.  Each Seller has filed on a timely basis all Tax Returns relating to the Acquired Business that it was required to file, and all such Tax Returns were complete and accurate in all material respects.  Each Seller has paid on a timely basis all Taxes that were due and payable relating to the Acquired Business.  Other than Taxes not yet due and owing, the Acquired Assets are not encumbered by any Liens arising out of any unpaid Taxes.

2.9           Ownership and Condition of Assets.

(a)           The Sellers are the true and lawful owner, and has good title to, all of the Acquired Assets, free and clear of all Security Interests, except as set forth in Section 2.9(a) of the Disclosure Schedule. Upon execution and delivery by the Sellers to the Buyer of the instruments of conveyance referred to in Section 1.4(b)(iii), the Buyer will become the true and lawful lessor of, the Fixed Assets, and, in the event Buyer exercises the option set forth in Section 6.10, Buyer will receive good title to, the Fixed Assets, free and clear of all Security Interests other than those set forth in Section 2.9(a) of the Disclosure Schedule.

(b)           Except as set forth in the Disclosure Schedule, the Acquired Assets constitute all of the assets which are sufficient for the conduct of the Acquired Business as presently conducted by Sellers.  Each tangible Acquired Asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

(c)           Section 2.9(c) of the Disclosure Schedule lists individually (i) all Fixed Assets), indicating the cost, accumulated book depreciation (if any) and the net book value of each such Fixed Asset as of the Most Recent Balance Sheet Date

(d)           Each item of equipment, motor vehicle and other asset that is being leased to the Buyer as part of the Acquired Assets and that the Sellers has possession of pursuant to a lease agreement or other contractual arrangement is in such condition that, upon its return to its lessor or owner under the applicable lease or contract, the obligations of the Sellers to such lessor or owner will have been discharged in full.

2.10         Real Property.  The representations and warranties set forth in the Facility Lease Agreement are hereby incorporated by reference.

2.11         Intellectual Property.

(a)           Section 2.11 of the Disclosure Schedule identifies each item Intellectual Property that is owned by a party other than the Sellers which are necessary to run the Acquired Business as currently being conducted (excluding off-the-shelf software programs licensed by the Seller pursuant to “shrink wrap” licenses pursuant to “shrink wrap” licenses).  Except as set forth in Section 2.11 of the Disclosure Schedule, to Sellers’s knowledge, the Sellers owns or has the right to use all Intellectual Property necessary or otherwise used to operate the Internal Systems as currently used today.  Except as set forth in Section 2.11 of the Disclosure Schedule, upon execution and delivery by the Sellers to the Buyer of this Agreement and all agreements and instruments delivered pursuant hereto (including the Transitional Services Agreement), each item of Intellectual Property used by the Sellers in connection with the Acquired Business will be available for use by the Buyer immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing, either directly or indirectly.

(b)           To Sellers’s knowledge, except as set forth in Section 2.11 of the Sellers Disclosure Schedule, none of the Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity.  Section 2.11 of the Disclosure Schedule lists any complaint, claim or notice, or written threat thereof, received by the Sellers alleging any such infringement, violation or misappropriation.  conducted (excluding off-the-shelf software programs licensed by the Sellers

2.12         Contracts.

(a)           Section 2.12 of the Disclosure Schedule sets forth the following information:

(i)            All list of current component vendors and a list of any negotiated agreements (excluding purchase order and other preprinted agreements) with those vendors which relate to the Acquired Business;

(ii)           A list of any agreements with any local services provided to the Acquired Business (e.g., transportation, temporary agencies, cafeteria, car and forklift leases), other than any such agreements negotiated at Sellers’ “corporate level”;

(iii)          Any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company that to the best of Sellers’s knowledge may affect or impair Buyer from continuing the Acquired Business as an adequate going concern;

(iv)          Any agreement for the disposition of any significant portion of the Acquired Business or any significant part thereto;

(v)           Any employment or consulting agreement related to the Acquired Business;

(vi)          Any nondisclosure or noncompete agreement with any vendor which relates to the Acquired Business;

(vii)         A list of all open purchase orders relating to the Acquired Business

(b)           The Sellers have delivered to the Buyer a complete and accurate copy of each agreement listed in Section 2.12 of the Disclosure Schedule (other than any agreement to which Buyer is already a party).  Unless set forth in Section 2.12(b) the Disclosure Schedule, with respect to the Assumed Contracts: (i) to the best of Sellers’ knowledge, the agreement is legal, valid, binding and enforceable and in full force and effect; (ii), the agreement is assignable by the Sellers to the Buyer; and (iii) neither the Sellers nor, to the best knowledge of the Sellers, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Sellers, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Sellers or, to the knowledge of the Sellers, any other party under such agreement.

2.13         Litigation.  Except as set forth in Section 2.13 of the Disclosure Schedule, there is no Legal Proceeding which is pending or has been threatened in writing against the Sellers that to the best of Sellers’ knowledge may affect or impair Buyer from continuing the Acquired Business as an adequate going concern.  There are no judgments, orders or decrees outstanding against the Sellers which relate to the Acquired Business.

2.14         Employees.

(a)           Section 2.14 of the Disclosure Schedule contains a list of all employees of Sellers who are employed, either full-time or part-time, in connection with the Acquired Business as of the date on which this Agreement is executed (the “Business Employees”), along with such Employee’s position, date of hire/seniority, and annual rate of compensation.  To the knowledge of the Sellers, no Business Employee has any plans to terminate employment with the Sellers (other than for the purpose of accepting employment with the Buyer following the Closing) or not to accept employment with the Buyer.

(b)           Section 2.14 of the Disclosure Schedule sets forth a complete and correct list of every collective bargaining agreement covering the Business Employees, and all amendments thereto (individually a “Union Contract” and, collectively, the “Union Contracts”).  Sellers have provided Buyer with true, complete and correct copies of each Union Contract and all amendments and modifications thereto.  There is no strike, labor dispute, slowdown, stoppage or other material interference with or impairment by labor of the Acquired Business pending or threatened against Sellers.  Each Union Contract shall be amended by Sellers at its own cost and responsibility, as of Closing, enabling the Buyer to execute and register its own collective bargaining agreement. The parties understand that it will be necessary to assign a new interior space within the Facility as the address of Seller for the purposes of the Union Contract, which will only represent its own employees and shall not represent employees retained by Buyer.  If it is not possible to assign an interior space within the Facility by the Closing, Sellers will use a provisional address outside the Facility while the interior space is approved by the local authorities as a new address. Neither the Sellers nor, to the best knowledge of the Sellers, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Sellers, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Sellers or, to the knowledge of the Sellers, any other party under such Union Contract.  Buyer shall be the only party responsible before its obligations with the labor union or unions with which it enters into agreements on the understanding that such union or unions will only represent employees of Buyer and under no circumstances will they represent any employee of Sellers.  Upon termination of the Facilities Lease Agreement, Buyer shall terminate any agreements with unions or amend them to exclude the Facilities and provide a 30 day advance notice to Sellers prior to vacating the Premises.

(c)           Section 2.14 of the Disclosure Schedule sets forth a complete and correct list of every agreement pursuant to which Sellers obtains the services of contract labor for use in the Acquired Business and all amendments thereto (individually a “Contract Labor Agreement” and, collectively, the “Contract Labor Agreements”).  Sellers have provided Buyer with true, complete and correct copies of each Contract Labor Agreement and all amendments and modifications thereto.  Section 2.14 of the Disclosure Schedule contains a list of all workers performing services in connection with the Acquired Business pursuant to a Contract Labor Agreement (the “Contract Workers”), along with such Contract Worker’s position and fees payable with respect to his services.  Each Contract Labor Agreement shall be amended with respect to the Facility by Sellers at its own cost and responsibilities, effective as of Closing, enabling Buyer to execute its own contract labor agreements with the agency Buyer elects. Neither the Sellers nor, to the best knowledge of the Sellers, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Sellers, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Sellers or, to the knowledge of the Sellers, any other party under such Contract Labor Agreement.

2.15         Employee Benefits.

(a)           Section 2.15(a) of the Disclosure Schedule contains a complete and accurate list of all Seller Plans.  Complete and accurate copies of (i) all Seller Plans which have been reduced to writing, (ii) written summaries of all unwritten Seller Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all reports filed with applicable Governmental Entities, and (for all funded plans) all plan financial statements for the last five plan years for Each Seller Plan, have been delivered to the Buyer.

(b)           To Sellers’ knowledge, each Seller Plan has been administered in all material respects in accordance with its terms and each of the Sellers and its Affiliates has in all material respects met its obligations with respect to Each Seller Plan and has made all required contributions thereto.  To Sellers’ knowledge, the Sellers and each Seller Plan are in compliance in all material respects with the currently applicable provisions of applicable law, rule or regulation.  To Sellers’ knowledge, all filings and reports as to each Seller Plan required to have been submitted to any Governmental Entity have been duly submitted.  With the exception of any stock options or Stock purchase plan, no Seller Plan has assets that include securities issued by the Sellers.

(c)           Section 2.15(c) of the Disclosure Schedule sets forth the policy of the Sellers with respect to accrued vacation, accrued sick time and earned time off and the amount of such liabilities as of the Most Recent Balance Sheet Date.

2.16         Environmental Matters.

(a)           To Sellers’s knowledge, the Sellers have complied with all applicable Environmental Laws relating to the Acquired Business.  To Sellers’s knowledge, there is no pending or, to the knowledge of the Sellers, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Sellers which relates to the Acquired Business.

(b)           To Sellers’s knowledge, there is no material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Sellers relating to the Acquired Business.

2.17         Legal Compliance.  To each Sellers knowledge, each Sellers is currently conducting, and has at all times since its incorporation conducted, the Acquired Business in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect over the operation of the Acquired Business.  The Sellers have not received any notice or communication from any Governmental Entity alleging noncompliance with any applicable material law, rule or regulation which relates to the Acquired Business.

2.18         Suppliers.  Except as set forth in Section 2.18 of the Disclosure Schedule, to Sellers’s knowledge, no such supplier to the Acquired Business has indicated within the past year that it will stop, or decrease the rate of, buying products or services or supplying products, as applicable, to the Sellers.

2.19         Permits.  Section 2.19 of the Disclosure Schedule sets forth a list of all Permits issued to or held by the Sellers for the conduct of, or relate, directly or indirectly, to the Acquired Business.  To Sellers’ knowledge, such listed Permits are the only Permits that are required for the Sellers to conduct the Acquired Business as presently conducted, except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.  Each such Permit is in full force and effect; to Sellers knowledge, the Sellers are in material compliance with the terms of each such Permit; and, to the best knowledge of the Sellers, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration.  The parties acknowledge that no permits shall be assigned to Buyer hereunder.

2.20         Brokers’ Fees.  With the exception of any fees required to be paid to Deutsche Bank (and for which the Sellers shall be responsible), the Sellers have no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers that the statements contained in this ARTICLE III are true and correct as of the date of this Agreement and will be true and correct as to the Closing and the Closing Date as though made as of the Closing, except to the extent that such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

3.1           Organization and Corporate Power.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Singapore.

3.2           Authorization of the Transaction.  The Buyer has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder.  The execution and delivery by the Buyer of this Agreement and the Ancillary Agreements, and the consummation by the Buyer of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of the Buyer.  This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against it in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.3           Noncontravention.   Neither the execution and delivery by the Buyer of this Agreement or the Ancillary Agreements, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of the Buyer, (b) require on the part of the Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer is a party or by which it is bound or to which any of its assets is subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not adversely affect the consummation of the transactions contemplated hereby, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its properties or assets.

3.4           Litigation.  There is no Legal Proceeding which is pending or, to the best knowledge of Buyer, threatened in writing against the Buyer.  There are no judgments, orders or decrees outstanding against the Buyer.

3.5           Brokers’ Fees.  The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.6           Maquiladora.  Buyer’s Mexican Affiliate currently has (and at the time on which the actions referenced in Section 1.8 will take place will have) a duly qualified IMMEX program in place.

ARTICLE IV

PRE-CLOSING COVENANTS

4.1           Closing Efforts.  Each of the Parties shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Party to consummate the transactions contemplated by this Agreement are satisfied. For these purposes, Sellers hereby authorizes Buyer to interview the Business Employees, review financial statements and all financial and accounting data (but only to the extent it is related to the operation of the Acquired Business and specifically excluding any profit-related data) and in general terms, prepare the Facility for an adequate and smooth take over of the operations; provided that these activities are done in a manner not to interfere with the Acquired Business.

4.2           Consents.   Each Party shall use its Reasonable Best Efforts to obtain all third party consents required for closing.

4.3           Requisite Approval.  The Sellers shall use their Reasonable Best Efforts to obtain, as promptly as practicable, the Requisite Approval, either at a special meeting of stockholders, or pursuant to a written stockholder consent, all in accordance with the applicable requirements of the law of its incorporation.

4.4           Operation of Business.  Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, the Sellers shall conduct the Acquired Business in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use their Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it.  Without limiting the generality of the foregoing, prior to the Closing, the Sellers shall not, without the written consent of the Buyer:

(a)           (i) enter into, adopt or amend any Employee Benefit Plan (except as required by law) or (ii) except in the Ordinary Course of Business, increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of or pay any bonus or other benefit to, any Business Employee;

(b)           with respect to the Acquired Business, acquire, sell, lease, license or dispose of any  Fixed Assets, other than purchases and sales of assets in the Ordinary Course of Business;

(c)           amend its Certificate of Incorporation, Bylaws or other organizational documents in a manner that could have an adverse effect on the transactions contemplated by this Agreement;

(d)           make any new elections, or changes to any current elections, with respect to Taxes that affect the Acquired Assets;

(e)           modify, waive any right under, amend in any material respect, take or omit to take any action that would constitute a violation or default under, or terminate, the Assumed Contracts;

(f)            enter into any material contract or commitment affecting the Acquired Business except for the normal sale of its products and services, or the purchase of materials, supplies and services useable in the Ordinary Course of Business;

(g)           modify, terminate or allow to lapse any insurance policy relating to the Acquired Business other than in the Ordinary Course of Business;

(h)           institute or settle any Legal Proceeding;

(i)            take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Sellers set forth in this Agreement becoming untrue or (ii) any of the conditions to the Closing set forth in ARTICLE V not being satisfied; or

(j)            agree in writing or otherwise to take any of the foregoing actions.

In addition to the foregoing, Sellers agree that, in the event a Business Employee resigns or is terminated prior to the Closing Date, it will confer with Buyer prior to solicit Buyer’s input prior to making any offer to any candidate for replacement.  Nothing herein shall prevent Seller from making any offer; the intent is solely to require Seller to obtain Buyer’s input prior to making such a decision.  This requirement shall not apply to any temporary employee.

4.5           Replacement Purchase Orders.  The Buyer shall replace all outstanding purchase orders (the “Replacement Purchase Orders”) with Sellers’s component suppliers with Buyer’s own purchase orders such that Sellers is released from all liabilities in connection with these orders.

4.6           Access to Information.  The Sellers shall permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Sellers) to all premises, properties, financial, tax and accounting records, contracts, business data, inventory records, other records and documents, and personnel, of or pertaining to the Sellers and relating to the Acquired Business (but specifically excluding any profit-related data) for the purpose of performing such inspections and tests as the Buyer deems necessary or appropriate.

4.7           Notice of Breaches.  From the date of this Agreement until the Closing, each Party shall promptly deliver to the other Party supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation, warranty or statement in this Agreement or any Disclosure Schedule inaccurate or incomplete at any time after the date of this Agreement until the Closing.  No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or any Disclosure Schedule.

4.8           Exclusivity.

(a)           Up to and including the Closing Date or at such time that this Agreement is terminated pursuant to ARTICLE VIII hereof, the Sellers shall not, and the Sellers shall require each of their Affiliates, officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of the Acquired Business, (ii) except as required by law, furnish any non-public information concerning the Acquired Business to any party (other than the Buyer) or (iii) engage in discussions or negotiations with any party (other than the Buyer) concerning any transaction involving the Acquired Business, the Acquired Assets or the Assumed Liabilities.

(b)           The Sellers shall immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that the Sellers is terminating such discussions or negotiations.  If the Sellers receive any inquiry, proposal or offer of the nature described in paragraph (a) above, the Sellers shall, within one business day after such receipt, notify the Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

4.9           Delivery of Information.  The Sellers shall use their Reasonable Best Efforts to prepare and deliver to Buyer or its designated agent all due diligence information reasonably requested by the Buyer on a timely basis, but in any event not later than 15 business days prior to the Closing Date and to prepare and deliver to the Buyer the final Disclosure Schedule no later than 4 business days prior to the Closing Date.  Buyer agrees to use Reasonable Best Efforts to ensure that all due diligence requests are reasonable considering the scope of this transaction.

4.10         Employees.  Provided that Buyer first obtains the approval of Seller’s plant manager or human resources manager, the Buyer shall be permitted to contact Business Employees to advise any Business Employee of its intent to make an offer to him or her.

4.11         Solicitation and Hiring.  Prior to the Closing Date, neither party shall (i) either directly or indirectly (including through an Affiliate), solicit or attempt to induce any Business Employee to terminate his or her employment with the Sellers or (ii) through an Affiliate hire or attempt to hire any Business Employee or transfer or induce to transfer the employment of any Business Employee to an Affiliate, in each case without the other party’s prior written consent; provided, however, that nothing shall prevent a party from advertising for open positions in forums of general circulation or hiring an Business Employee who responds to that advertisement.

ARTICLE V

CONDITIONS TO CLOSING

5.1           Conditions to Obligations of Each Party.  The respective obligations of each Party to consummate the transactions contemplated by this Agreement to be consummated at the Closing are subject to the satisfaction of the following conditions that shall be met on the Closing Date (unless waived in writing by the Parties):

(a)           the execution of the Agreement by Sellers shall have received all the necessary corporate approvals;

(b)           The execution of the Agreement by Buyer shall have been approved by the Board of Directors of the Buyer; and

(c)           The parties’ dispute regarding the Inventory for which Sellers accepts responsibility shall not exceed $500,000.

(d)   The consents to the transfer or assignment of the Assumed Contracts set forth in Schedule 1.1(a) shall have been obtained.

5.2           Conditions to Obligations of the Buyer.  The obligation of the Buyer to consummate the transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction of the following additional conditions (unless waived in writing by the Buyer):

(a)           the representations and warranties of the Sellers set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

(b)           the Sellers shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(c)           no Legal Proceeding affecting the Acquired Business shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would

(i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of the Buyer to own/lease (as appropriate), operate or control any of the Acquired Assets, or to conduct the Acquired Business as currently conducted, following the Closing, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(d)           Sellers shall have modified each Union Contract in a manner acceptable to Buyer, enabling Buyer to sign and register its own union contract;

(e)           the Sellers shall have delivered to the Buyer the Sellers Certificate;

(f)            the Sellers shall have delivered to the Buyer an update, as of the Closing Date, of each list contained in the Disclosure Schedule that lists or describes Acquired Assets;

(g)           the Sellers shall have delivered to the Buyer documents evidencing the release or termination of all Security Interests on the Acquired Assets, and copies of any documentation filed or recorded on the public record terminating such Security Interests, if any;

(h)           each person listed on Schedule 5.2(i) hereto shall have evidenced such person’s acceptance of the employment offer of Buyer by countersigning and delivering an employment offer letter in form and substance satisfactory to the Buyer or Seller shall have replaced such person with an person reasonably acceptable to Buyer (Buyer cannot unreasonably refuse to accept such replacement);

(i)            the Sellers shall have executed and delivered to the Buyer the Transition Services Agreement substantially in the form attached hereto as Exhibit D-1 (the “Transition Services Agreement”);

(j)            the Sellers shall have executed and delivered the modification to the Manufacturing Agreement, which shall terminate the Manufacturing Agreement with respect to Mexican Operations and transfer to Foxconn the Manufacturing Agreement with respect to the Hungarian Operations;

(k)           Eighty-five percent (85%) of the individuals to whom Buyer extends an offer of employment shall have accepted such offer.

(l)            the Buyer (or its Affiliate) shall have received all of the appropriate approvals and documentation evidencing that, as of the Closing, Buyer’s Affiliate it may operate under an IMMEX Program; and

(m)          the Buyer shall have received such other certificates and instruments (including certificates of good standing of the Sellers in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified organizational documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions, NAFTA certificates of origin with respect to the Inventory) as it shall reasonably request in connection with the Closing.

5.3           Conditions to Obligations of the Sellers.  The obligation of the Sellers to consummate the transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction of the following additional conditions (unless waived in writing by the Sellers):

(a)           the representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

(b)           the Buyer shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(c)           no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(d)           a sufficient number of employees have executed an employment contract with Buyer such that Sellers’s anticipated liability for severance is less than $250,000.

(e)           the Buyer shall have delivered to the Sellers the Buyer Certificate;

(f)            the Buyer shall have executed and delivered to the Sellers the First Amendment to the Lease Agreement, if necessary;

(g)           the Buyer shall have executed and delivered to the Sellers the Transition Services Agreement substantially in the form attached hereto as Exhibit D-1;

(h)           the Buyer shall have executed and delivered the modification to the Manufacturing Agreement;

(i)            the Sellers shall have received such other certificates and instruments (including certificates of good standing of the Buyer in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified organizational documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing;

(j)            the Sellers shall have closed the Foxconn Transaction;

(k)           the Buyer shall have issued Replacement Purchase Orders by the Closing Date;

(l)            the Seller shall have secured the rights from the third party licensors to provide the transitional services to Buyer required in the Transitional Services Agreement, and Foxteq Holdings Inc. Cayman (“Foxteq”) or an Affiliate of Foxteq, shall have agreed to provide the transitional services to Buyer upon the closing of the Foxconn Transaction.

ARTICLE VI

POST-CLOSING COVENANTS

6.1           Proprietary Information.  From and after the Closing, the Sellers shall not disclose to any third party other than Foxteq Holdings, Inc. (or any subsidiary thereof) or make use of (except to pursue its rights, under this Agreement or the Ancillary Agreements, or as required by law), and shall use its Reasonable Best Efforts to cause all of its Affiliates not to disclose or make use of, any knowledge, information or documents of a confidential nature or not generally known to the public with respect to Acquired Assets, the Acquired Business or the Buyer or its business (including the financial information, technical information or data relating to the Sellers’s products and names of customers of the Sellers), as well as filings and testimony (if any) presented in the course of any arbitration of a Dispute pursuant to Section 7.3 and the arbitral award and the Arbitrator’s reasons therefor relating to the same), except to the extent that such knowledge, information or documents shall have become public knowledge other than through improper disclosure by the Sellers or an Affiliate.

6.2           Solicitation and Hiring.  For a period of two (2) years after the Closing Date, the Sellers shall not, either directly or indirectly (including through an Affiliate), (1) solicit or attempt to induce any Business Employee to terminate his employment with the Buyer or any subsidiary of the Buyer or (2) hire or attempt to hire any Business Employee without Buyer’s written consent, which shall not be unreasonably withheld, delayed or conditioned, provided that this clause (2) shall not apply to (a) any individual whose employment with the Buyer or a subsidiary of the Buyer has been terminated for a period of six months or longer or (b) any individual who responded to a general advertisement by Sellers for open positions in forums of general circulation not specifically targeted to such individual.  In addition, for a period of one (1) year after the Closing Date, Sellers shall not hire or attempt to hire any Business Employee set forth on Schedule 6.2, even in response to a general advertisement, without Buyer’s written permission; provided however that this obligation will be limited to the extent that it does not constitute discrimination or violates third parties’ rights or any applicable laws..

6.3           Special Solicitation and Hiring. Should any Sellers employee decide not to transfer to Buyer, neither Sellers nor Buyer will hire him or her for the same period determined in Section 6.2.

6.4           Tax Matters.  All transfer taxes, deed excise stamps and similar charges related to the sale or lease of the Acquired Assets contemplated by this Agreement shall be paid by the party designated as the responsible taxpayer under applicable law.

6.5           Sharing of Data.

(a)           For a period of ten years after the Closing Date (the “Retention Period”), Sellers shall be required to maintain the records ordinarily maintained on its IT Systems or physically maintained in locations other than the Facility (the “Seller Retained Records”).  During the Retention Period, Buyer shall be required to maintain the records physically maintained at the Facility (with the exception of employment and payroll records which shall be kept by the Seller for a period of five years rather than ten years) or located in the computers of the Hired Employees (the “Buyer Retained Records”).  During the Retention Period, each party shall have the right  to have reasonable access to such books, records and accounts, including financial and tax information, correspondence, production records, employment records and other records that are held by the other party pursuant to the terms of this Section for the limited purposes of concluding its involvement in the business conducted by the other party prior to/after the Closing Date (as applicable) and for complying with its obligations under applicable securities, tax, environmental, customs, employment or other laws and regulations. Any Party accessing information of the other Party pursuant to this Section 6.5 will take all reasonable precautions to protect the confidentiality of any information obtained.  Neither the Buyer nor the Sellers shall destroy any such books, records or accounts retained by it during the Retention Period without first providing the other Party with the opportunity to obtain or copy such books, records, or accounts at such other Party’s expense.

(b)           Promptly upon written request by the Buyer made at any time following the Closing Date, the Sellers shall authorize the release to the Buyer of all files directly pertaining to the Sellers relating principally to the Acquired Business (other than records relating to the profitability of the Acquired Business) or the Acquired Assets held by any federal, state, county or local authorities, agencies or instrumentalities, provided that the Sellers shall have the opportunity to reasonably redact irrelevant information

(c)           Promptly upon written request by the Sellers made at any time following the Closing Date, the Buyer shall authorize the release to the Sellers of all files relating principally to the Retained Liabilities or Excluded Assets.

6.6           Cooperation in Litigation.  From and after the Closing Date, each Party shall fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such other Party relating to or arising out of the conduct of the Acquired Business of the Sellers or the Buyer prior to or after the Closing Date (other than litigation among the Parties and/or their Affiliates arising out the transactions contemplated by this Agreement), including, without limitation, by retaining and producing any and all documentation relevant to any such litigation or proceeding.  The Party requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including reasonable legal fees and disbursements) by the Party providing such cooperation and by its officers, directors, employees and agents, but shall not be responsible for reimbursing such Party or its officers, directors, employees and agents, for their time spent in such cooperation.

6.7           Employees.

(i)            Contemporaneously with the Closing, the Sellers shall terminate the employment of each Business Employee who accepts any offer of employment from Buyer pursuant to Section 6.7(ii) (each, a “Hired Employee”).  The Sellers hereby consents to the hiring of any such Hired Employees by the Buyer and waives, with respect to the employment by the Buyer of such Hired Employees, any claims or rights the Sellers may have against the Buyer or any such Hired Employee under any non-competition, or employment agreement; provided, however, that the Hired Employees shall be required to observe any nondisclosure obligations set forth therein.  Except as expressly otherwise provided in subsections (b) or (c) hereof, in no event shall Buyer or any of its Affiliates be liable for any wages (including vacation time, sick time, paid-time-off, commissions or bonuses), pension, unemployment, retirement, disability or other benefits or obligations (i) which is owed to any employee of the Sellers who does not become a Hired Employee or (ii) which is earned by any Hired Employee on or prior to the Closing.  In no event shall Sellers or any of its Affiliates be liable for any wages (including vacation time, sick time, paid-time-off, commissions or bonuses), pension, unemployment, retirement, disability or other benefits or obligations (i) owed to any employee of the Sellers who becomes a Hired Employee and (ii) which is earned by any Hired Employee after the Closing. Immediately after the Closing and effective as of the Effective Time, Sellers shall obtain from every Business Employee to which Buyer has made an offer, a resignation letter and shall pay all amounts due (“proporcionales” or prorated vacation, Christmas bonus, profit sharing and all pursuant to the law as per a termination of the employment), with the exception of severance since Buyer will hire those Hired Employees with their seniority.

(ii)           As of the Closing Date, Buyer anticipates offering substantially all the Business Employees the opportunity to become employees of Buyer or an Affiliate, on similar terms and conditions of employment as were applicable to such employees immediately prior to the Closing Date, and shall afford to each of such employees credit for years of service of such employees with Sellers for the purpose of eligibility to participate and vesting under any employee plans or benefit programs maintained by Buyer for similarly situated employees and all obligations under any accrued or unused vacation and/or paid time off.  In the event Buyer chooses not to offer employment to any Business Employees, Sellers shall be responsible for any severance payment to such Business Employees, up to a maximum of $150,000; Buyer shall be responsible for any severance payment to such Business Employees in excess of $150,000.   In the event Buyer offers employment to a Business Employee and the Business Employee does not accept the offer, Sellers shall be responsible for any severance payment to such Business Employee; provided, however, that Sellers shall retain its right not to close the transaction set forth under Section 5.3  Sellers will take all action necessary to pay any and all, vacation, paid time off or other sums that may be due to employees of Sellers in connection with their termination of employment with Sellers, if any, or otherwise pursuant to the terms of any Seller Plan.

(iii)          Lenovo represents and warrants that the terms and conditions of the offers made to the Business Employees under Section 6.7(ii) will be the same as the terms and conditions currently provided to the Business Employees except as follows: (i) Buyer will not offer the Business Employees a guaranteed profit sharing plan to the same extent as that which is currently in place, but intends to substitute a portion of the profit sharing plan with a contingent performance bonus; and (ii) Buyer will make minor changes to the cafeteria and transportation currently offered by Seller. Buyer shall indemnify, defend and hold Sellers harmless from any liability, claim or expense (including reasonable attorneys’ fees) related to any claim made by any Business Employee that (i) the changes Buyer made to the profit sharing plan (set forth in (i) above) constitutes a “material change in employment conditions” and/or a constructive termination which requires the payment of severance; and (ii) any breach of the foregoing representation.  In addition, Buyer shall defend Seller (but not indemnify or hold Seller harmless) against any claim that the changes to the cafeteria and transportation currently offered by Seller constitutes a “material change in employment conditions” and/or a constructive termination which requires the payment of severance.

(iv)          Sellers shall be solely responsible for any liability, claim or expense (including reasonable attorneys’ fees) related to compensation or employee benefits incurred by Buyer as the result of any claims against Buyer or its Affiliates that are made by any Business Employees or former employees of Sellers who are made offers of employment with Seller but who choose not to accept the offer (the parties having acknowledged that Seller retains the remedy set forth in Section 5.3(d).

(v)           The parties shall use their Reasonable Best Efforts to cooperate on employee-related issues.

6.8           Procedures for Assets Not Transferable.  If any Contract, Permit, or any other property or right included in the Assumed Liabilities or the Acquired Assets is not assignable or transferable without the consent of a third party, and such consent has not been obtained prior to the Closing Date, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer thereof, and Buyer shall not assume Sellers’s obligations with respect thereto, but Sellers shall diligently use its reasonable efforts to obtain such consent as soon as possible after the Closing Date; provided, however, that Seller shall not be required to pay any sums to any third party to obtain such consent.  With respect to each such Contract, property or right for which a necessary consent has not been obtained (excluding nontransferable governmental Permits), Sellers shall use all commercially reasonable efforts to otherwise obtain for Buyer, at no additional cost to Buyer or Sellers, the benefits of such Contract, property or right until such consent is obtained.

6.9           Licensia del Uso del Suelo.  Seller acknowledges that it is unable to locate its Licensia del Uso del Suelo, and agrees to assist Buyer in resolving any issues with the Mexican authorities as a result of its inability to locate the Licensia del Uso del Suelo.

6.10         Option to Purchase Fixed Assets.  Upon the expiration of the Facility Lease Agreement, Buyer shall have the option to purchase all or any of the Fixed Assets at their fair market value.

ARTICLE VII

INDEMNIFICATION

7.1                   Indemnification by the Sellers.  The Sellers shall indemnify the Buyer in respect of, and hold the Buyer harmless against, Damages incurred or suffered by the Buyer or any Affiliate thereof resulting from, relating to or constituting:

(a)           any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Sellers contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by the Sellers to the Buyer pursuant to this Agreement;

(b)           any failure to perform any covenant or agreement of the Sellers contained in this Agreement, any Ancillary Agreement or any agreement or instrument furnished by the Sellers to the Buyer pursuant to this Agreement;

(c)           any Retained Liabilities;

(d)           Liabilities of Seller arising from or relating to the ownership or actions or inactions of Sellers or the conduct of the Acquired Business prior to the Closing Date; and

(e)         any and all Damages suffered or incurred by Buyer by reason of or in connection with any claim or cause of action of any third party to the extent arising out of the operation of the Acquired Business prior to the Closing Date.

7.2           Indemnification by the Buyer.  The Buyer shall indemnify the Sellers in respect of, and hold them harmless against, any and all Damages incurred or suffered by the Sellers or any Affiliate thereof resulting from, relating to or constituting:

(a)           any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Buyer contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by the Buyer to the Sellers pursuant to this Agreement;

(b)           any failure to perform any covenant or agreement of the Buyer contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by the Buyer to the Sellers pursuant to this Agreement;

(c)           any Assumed Liabilities;

(d)           liabilities of Buyer arising from or relating to the ownership or actions or inactions of Buyer or the conduct of the Acquired Business on or after the Closing Date; and

(e)           any and all Damages suffered or incurred by a Seller by reason of or in connection with any claim or cause of action of any third party to the extent arising out of the operation of the Acquired Business on or after the Closing.

7.3           Indemnification Claims.

(a)           Third Party Actions.  An Indemnified Party shall give written notification (and, if applicable, a copy of the related summons and complaint) to the Indemnifying Party of the commencement of any Third Party Action.  Such notification shall be given within 20 days after receipt by the Indemnified Party of notice of such Third Party Action and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure.  Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any Damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this ARTICLE VII and (B) the ad damnum is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this ARTICLE VII and (ii) the Indemnifying Party may not assume control of the defense of Third Party Action involving criminal liability or in which equitable relief is sought against the Indemnified Party.  If the Indemnifying Party does not, or is not permitted under the terms hereof to, to assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense.  The Non-controlling Party may participate in such defense at its own expense.  The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto.  The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action.  The reasonable fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 7.3(a) or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Action.  The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed.  The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

(b)           Indemnification Claims.

(i)            In order to seek indemnification under this ARTICLE VII, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party.

(ii)           Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall:  (A) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer); (B) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer), or (C) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.

(iii)          During the 30 day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute.  If the Dispute is not resolved within such 30 day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to binding arbitration, and if the Indemnifying Party and the Indemnified Party agree in writing to submit the Dispute to such arbitration, then the provisions of Section 7.3(b)(iv) shall become effective with respect to such Dispute.  The provisions of this Section 7.3(b)(iii) shall not obligate the Indemnifying Party and the Indemnified Party to submit to arbitration or any other alternative dispute resolution procedure with respect to any Dispute, and in the absence of an agreement by the Indemnifying Party and the Indemnified Party to arbitrate any Dispute, such Dispute shall be resolved in a court sitting in Mexico DF, in accordance with Section 10.12.  The parties waive the right to have the dispute heard in any other court.

(iv)          If, as set forth in Section 7.3(b)(iii), the Indemnified Party and the Indemnifying Party agree to submit any Dispute to binding arbitration, such Dispute shall be resolved by final and binding arbitration in Mexico DF, administered by the American Arbitration Association applying the Arbitration Rules.  The arbitration shall be conducted by a single arbitrator selected by the parties from a list of arbitrators provided by the American Arbitration Association of Mexican active or retired attorneys, law professors or judicial officers with at least 10 years experience in general commercial matters (the “Arbitrator).

(A)          In the event of any conflict between the Arbitration Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.

(B)           The parties shall commence the arbitration by jointly filing a written submission with the office of the American Arbitration Association in Mexico DF, in accordance with the Arbitration Rules.  If within 10 days after the expiration of the 30-day period in Section 7.3(b)(iii) the parties do not jointly submit such written submission to the American Arbitration Association, then either party may commence a legal action in the appropriate court in accordance with Section 10.8 hereof.

(C)           Any depositions or other discovery shall be conducted in connection with the arbitration in accordance with the Arbitration Rules.

(D)          Not later than 30 days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the parties a writing setting forth the arbitral award and the Arbitrator’s reasons therefor.  Any award rendered by the Arbitrator shall be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction (subject to Section 10.12), provided that the Arbitrator shall have no power or authority to grant injunctive relief, specific performance or other equitable relief.

(E)           The Arbitrator shall have no power or authority, under the Arbitration Rules or otherwise, to (x) modify or disregard any provision of this Agreement, including the provisions of this Section 7.3(b)(iv), or (y) address or resolve any issue not submitted by the parties.

(F)           In connection with any arbitration proceeding pursuant to this Agreement, each party shall bear its own costs and expenses (including such party’s own respective legal fees and related disbursements), except that the fees and costs of the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties (which shall not include any party’s attorneys’ fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by the Indemnified Party and the Indemnifying Party.

(v)           Notwithstanding the other provisions of this Section 7.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this ARTICLE VII, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, provided that in such event that the Indemnified party provides the Indemnifying Party with at least 15 business days notice thereof and that such Indemnifying Party consents in writing to the Indemnified Party’s fulfillment of such obligation which consent shall not be unreasonably withheld, delayed or conditioned, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this ARTICLE VII, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this ARTICLE VII, for any such Damages for which it is entitled to indemnification pursuant to this ARTICLE VII (subject to the right of the Indemnifying Party to dispute the Indemnified Party’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this ARTICLE VII).  Failing such notice the Indemnified Party shall remain liable for such Damages.

7.4           Survival of Representations and Warranties.  All representations and warranties that are covered by the indemnification agreements in Section 7.1(a) and Section 7.2(a) shall (a) survive the Closing and (b) shall expire on the date eighteen months following the Closing Date, except that (i) the representations and warranties set forth in Sections 2.1, 2.3, 3.1 and 3.2 shall survive the Closing without limitation; and (ii) the representations and warranties set forth in Sections 2.8 and 2.16 shall survive until 30 days following expiration of all statutes of limitation applicable to the matters referred to therein.  If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice.  If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party.  The rights to indemnification set forth in this ARTICLE VII shall not be affected by (i) any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the date of this Agreement or the Closing Date (including through supplements to the Disclosure Schedule permitted by Section 4.6), with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder or (ii) any waiver by an Indemnified Party of any closing condition relating to the accuracy of any representations and warranties or the performance of or compliance with agreements and covenants.

7.5           Limitations.

(a)           Notwithstanding anything to the contrary herein (other than as specifically provided in the following sentence), the aggregate liability of the Sellers under this Agreement, whether a claim is made in tort, contract or otherwise, shall not exceed the Base Purchase Price set forth in Section 1.3(a).  The cap in the previous sentence shall not apply to the extent the following two conditions are met: (i) the Inventory is damaged; and (ii) the damage was caused by Sellers rather than the supplier (e.g., Sellers is not warranting the Inventory, but only its storing and handling of the Inventory)

(b)           To the extent a party recovers for any claim under any Ancillary Agreement, such party shall be prohibited from recovering for the same or similar claims under this Agreement.

(c)   Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Sellers for Damages under Section 7.1(a) shall not exceed US$500,000, and (ii) the Sellers shall not be liable under Section 7.1(a) unless and until the aggregate Damages for which they would otherwise be liable under Section 7.1(a) exceed US $50,000 (at which point the Sellers shall become liable for the amount of Damages under Section 7.1(a), in excess of US $50,000); provided that the limitations set forth in this sentence shall not apply to a claim pursuant to Section 7.1(a) relating to a breach of the representations and warranties set forth in Sections 2.1 or 2.3.

(d)           Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Buyer for Damages under Section 7.2(a) shall not exceed US$ 500,000, and (ii)  the Buyer shall not be liable under this Section 7.2(a) unless and until the aggregate Damages for which it would otherwise be liable under Section 7.2(a) exceed US$ 50,000 (at which point the Buyer shall become liable for the aggregate Damages under Section 7.2(a) in excess of US$ 50,000); provided that the limitation set forth in this sentence shall not apply to a claim pursuant to Section 7.2(a) relating to a breach of the representations and warranties set forth in Sections 3.1 or 3.2.

(e)           Notwithstanding anything to the contrary herein, Seller’s liability for a breach of the representation made in Section 2.9(a) shall be limited to the fair market value of the particular Acquired Asset from which the breach results.

(f)    Except with respect to claims based on fraud, after the Closing Date, the remedies provided in this ARTICLE VII shall be the sole and exclusive remedies of any Party with respect to claims arising out of or relating to this Agreement.

7.6           Treatment of Indemnity Payments.  Any payments made to an Indemnified Party pursuant to this ARTICLE VII shall be treated as an adjustment to the Purchase Price for tax purposes.

7.7           Right of Set-off.  Each Party shall have the right to set off against any amount owed by such party to the other party any amounts due to such party under this Agreement.

ARTICLE VIII

TERMINATION

8.1           Termination of Agreement.  The Parties may terminate this Agreement prior to the Closing (whether before or after Requisite Approval), as provided below:

(a)           the Parties may terminate this Agreement by mutual written consent;

(b)           the Buyer may terminate this Agreement by giving written notice to the Sellers in the event the Sellers is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (b) or (c) of Section 5.2 not to be satisfied and (ii) is not cured within 20 days following delivery by the Buyer to the Sellers of written notice of such breach;

(c)           the Sellers may terminate this Agreement by giving written notice to the Buyer in the event the Buyer is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (b) or (c) of Section 5.3 not to be satisfied and (ii) is not cured within 20 days following delivery by the Sellers to the Buyer of written notice of such breach;

(d)           the Buyer may terminate this Agreement by giving written notice to the Sellers at any time after the stockholders of the Sellers have voted on whether to approve the sale/lease of the Acquired Assets contemplated by this Agreement in the event such matter failed to receive the Requisite Approval;

(e)           the Buyer may terminate this Agreement by giving written notice to the Sellers on or before April 23, 2008 that it is not reasonably satisfied with the outcome of its due diligence.

(f)            the Buyer may terminate this Agreement by giving written notice to the Sellers if the Closing shall not have occurred on or before July 1st, 2008 by reason of the failure of any condition precedent under Section 5.1 or 5.2 (unless the failure results primarily from a breach by the Buyer of any representation, warranty or covenant contained in this Agreement)

(g)           the Sellers may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before July 1st, 2008 by reason of the failure of any condition precedent under Section 5.1 or 5.3 (unless the failure results primarily from a breach by the Sellers of any representation, warranty or covenant contained in this Agreement).

8.2           Effect of Termination.  If either Party terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any liability of either Party to the other Party (except for any liability of a Party for breaches of this Agreement).

ARTICLE IX

DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“Acquired Assets” shall mean all of Sellers’ right, title and interest in and to all of the following tangible and intangible assets, properties and rights to the extent owned, used or held for use by Sellers as of the Closing (but specifically excluding the Excluded Assets):

(a)           all rights under any Assumed Contract;

(b)           a leasehold interest in the Fixed Assets throughout the term of the Facility Lease and an option to purchase the Fixed Assets after the expiration of the Facility Lease in accordance with Section 6.10;

(c)           the services of all Hired Employees;

(d)           all Inventory; and

(e)           the Buyer Retained Records as detailed in Section 6.5 (provided, however, that to the extent they relate principally to the Seller Retained Liabilities, Buyer shall retain them for the benefit of the Seller), lists (including customer and prospect lists), sales and promotional materials relating principally to the Acquired Business, studies, reports and other printed or written materials that, in each case, relate to the Acquired Assets.

“Acquired Business” shall mean the Sellers’s manufacturing center located in Monterrey, Mexico, including the manufacturing, logistics, testing and delivery services undertaken and technologies utilized by Sellers in connection with the operations undertaken at such Facility.

“Affiliate” shall mean, with respect to any entity: any corporation, partnership, limited liability company or partnership, association, trust or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, such entity.  For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% or more of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization,  whether through the ownership of voting securities or by contract or otherwise.

“Agreed Amount” shall mean part, but not all, of the Claimed Amount.

“Ancillary Agreements” shall mean the, the Lease Agreement, the Transition Services Agreement, the Manufacturing Agreement, the bill of sale and other instruments of conveyance referred to in Section 1.4(b)(iii), and the instrument of assumption and other instruments referred to in Section 1.4(b)(iv).

“Arbitration Rules” shall mean the Commercial Arbitration Rules of the American Arbitration Association.

“Arbitrator” shall have the meaning set forth in Section 7.3(b)(iv).

“Assumed Contracts” shall mean the contracts, agreements or instruments to which any of the Sellers is a party and which are expressly set forth on Schedule 1.1(a).

“Assumed Liabilities” shall mean the following liabilities:

(a)           liabilities under the Assumed Contracts;

(b)           liabilities under the Replacement Purchase Orders;

(c)           liabilities specifically assumed elsewhere under this Agreement (e.g., those assumed under Section 6.7 and Article 7); and

(d)           seniority of the Hired Employees.

 “Beneficiary” means the person(s) designated by a Business Employee or former employee of Sellers, by operation of law or otherwise, as entitled to compensation, benefits, insurance coverage, payments or any other goods or services under a Seller Plan.

“Business Employee” shall have the meaning set forth in Section 2.15.

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement, and for all representations and warranties relating to the IMMEX program and/or employment matters, shall be deemed to include Buyer’s Mexican Affiliate.

“Buyer’s Mexican Affiliate” shall mean Lenovo Centro Technologio, S.A. de C.V.

“Buyer Certificate” shall mean a certificate to the effect that each of the conditions specified in clauses (a) through (c) (insofar as clause (c) relates to Legal Proceedings involving the Buyer) of Section 5.3 is satisfied in all respects.

 “Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.

“Claim Notice” shall mean written notification which contains (i) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under ARTICLE VII for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.

“Closing” shall mean the closing of the transactions contemplated by this Agreement (and specifically the session at which signature pages are exchanged, and the Initial Purchase Price is paid).

“Closing Date” shall mean June 4, 2008, or such other date as may be mutually agreeable to the Parties.

 “Controlling Party” shall mean the party controlling the defense of any Third Party Action.

“Damages” shall mean any and all debts, obligations and other actual and direct (but not indirect or consequential) liabilities, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation), other than those costs and expenses of arbitration of a Dispute which are to be shared equally by the Indemnified Party and the Indemnifying Party as set forth in Section 7.3(b)(iv)(F).

“Disclosure Schedule” shall mean the disclosure schedule provided by the Sellers to the Buyer on the date hereof and accepted in writing by the Buyer.

“Dispute” shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.

“Effective Time” shall mean 11:59 PM on the date following the Closing Date.

“Employee Benefit Plan” shall mean any written plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, including any “employee pension benefit plan”, any “employee welfare benefit plan”, if applicable.

“Environmental Law” shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to:   (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other persons.

“Estimated Inventory Value” shall mean Sellers’s estimate of the Inventory Value based upon the Preliminary Closing Inventory Listing.

“Excluded Assets” shall mean the following assets of the Sellers:

(a)           cash, cash equivalents, investments in cash, securities or otherwise and all of Sellers bank accounts;

(b)           any account receivable of the Sellers;

(c)           all refunds of Taxes with respect to Taxes paid or accrued by Sellers and not reimbursed or paid by Buyer;

(d)           all claims, actions, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment of any kind or nature (including any such item relating to Taxes) to the extent attributable to anything other than the Acquired Assets or the Assumed Liabilities;

(e)           all rights of the Sellers under this Agreement and any Ancillary Agreements, or any other agreement, certificate, instrument or other document executed and delivered by Sellers or Buyer in connection with the Transaction or any side agreement between the Sellers and Buyer entered into on or after the date hereof;

(f)            The Seller Retained Records as detailed in Section 6.5 (provided, however, that to the extent they relate principally to the Acquired Business, Seller shall retain them for the benefit of the Buyer), all Intellectual Property rights of Sellers, including software, web sites and the trade name Sanmina-SCI and derivatives thereof and logos associated therewith and all related trademarks and service marks, and software licenses;

(g)           all rights and licenses to Intellectual Property rights unless specifically transferred to Buyer in an Ancillary Agreement.

(h)           all assets other than Acquired Assets, including but not limited to land, buildings, leasehold improvements, information technology systems, hardware and software (and other related intellectual property);

(i)            all capital stock, options and other securities of Sellers, and all corporate minutes and stock books of account of Sellers, blank stock certificates, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals and other documents relating to the organization, maintenance and existence of Sellers as corporations or other entities;

(j)            all agreements and contracts to which any of the Sellers is a party or is bound or to which any of its assets are subject that are not Assumed Contracts; and

(k)           all assets or rights that relate to the Employee Plans of Sellers, all Books and Records relating to the Employees of Sellers as of the Closing;

(l)            all claims, actions, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment of any kind or nature to the extent attributable to the Excluded Claims;

(m)          leasehold improvements;

(n)           all claims and or other rights existing in favor of Sanmina-SCI as of the Closing, including but not limited to any rights to recover sums in ongoing DRAM or SRAM litigation matters.

“Expected Claim Notice” shall mean a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under ARTICLE VII.

“Facility” shall mean the facility located at Av. de la Solidaridad Iberoamericana No. 7020 Col. Club de Golf Atlas, El Salto, Jalisco, Mexico which is the subject of the Facility Lease Agreement.

“Facility Lease Agreement” shall mean that certain between Buyer and Seller dated February 22, 2008, and attached hereto as Exhibit C.

“Financial Statements” shall mean, in each case solely with respect to the Acquired Business:

(a)   the operating expenses for the Acquired Business during the last 2.5 fiscal years, and

(b)   other selected balance sheet information.

The term “financial statements” shall in no event refer to any statement which shows the profitability of the Acquired Business.

“Fixed Assets” shall mean computers, machinery, equipment, spare parts, furniture, fixtures, supplies, and other tangible personal property.

“Foxconn Transaction” shall mean the transaction contemplated by the Purchase and Sale Agreement dated as of February 17, 2008 entered into by and between Sanmina-SCI Corporation, Sanmina-SCI USA Inc., SCI Technology, Inc., Sanmina-SCI Systems de Mexico S.A. de C.V., Sanmina-SCI Systems Services de Mexico S.A. de C.V., Sanmina-SCI Hungary Electronics Manufacturing Limited Liability Company and Sanmina-SCI Australia PTY LTD and Foxteq Holdings Inc.-Cayman (“Foxteq”).

GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

“Hired Employee” shall have the meaning set forth in Section 6.6.

“Indemnified Party” shall mean a party entitled, or seeking to assert rights, to indemnification under ARTICLE VII of this Agreement.

“Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party.

“Intellectual Property” shall mean all:

(a)  patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations;

(b)  trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof;

(c)  copyrights and registrations and applications for registration thereof;

(d)  mask works and registrations and applications for registration thereof;

(e)  computer software, data and documentation, and any related research and development documentation and white papers;

(f)  inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information;

(g)  other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions); and

(h)  copies and tangible embodiments thereof.

“Internal Systems” shall mean the internal systems of the Sellers that are used in the Acquired Business, including manufacturing and testing systems and computer hardware systems, software applications and embedded systems.

“Inventory” shall mean Sellers’s inventories of raw materials (including equipment parts), work in process, finished goods, supplies and other personal property held for sale or lease to Buyer pursuant to the Manufacturing Agreement or (b) consumption in connection with performance of the Manufacturing Agreement.

“Inventory Listing” shall mean a  listing of the Inventory (containing the part number, quantity and price) prepared in a manner consistent with Sellers’s past practices.

“Inventory Value” shall mean the book value of the Inventory as of the Closing Date.

“Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.

“Liabilities” shall mean any liabilities, indebtedness, obligations, accrued expenses or contingencies, whether known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due and accrued or unaccrued.

“Materials of Environmental Concern” shall mean any: pollutants, contaminants or hazardous substances, pesticides, solid wastes and hazardous wastes, chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“Most Recent Balance Sheet” shall mean the unaudited consolidated balance sheet of the Sellers as of the Most Recent Balance Sheet Date.

“Most Recent Balance Sheet Date” shall mean December 29, 2007.

“Non-controlling Party” shall mean the party not controlling the defense of any Third Party Action.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Parties” shall mean the Sellers and the Buyer.

“Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

“Preliminary Closing Inventory Listing” has the meaning set forth in Section 1.7.

 “Purchase Price” shall mean the purchase price to be paid by the Buyer for the Acquired Assets at the Closing, as set forth in Section 1.3, as it may be adjusted pursuant to Section 1.7.

“Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable.

“Requisite Approval” shall mean the approval of the sale of the Acquired Assets by the Sellers to the Buyer as contemplated by this Agreement by a majority of the outstanding shares of stock entitled to vote thereon.

“Response” shall mean a written response containing the information provided for in Section 7.3(b)(ii).

 “Retained Liabilities” shall mean any and all Liabilities and any costs or obligations attendant to the defense thereof, whether claims with respect thereto are asserted before or after the Closing and whether contingent, accrued, matured, known or unknown, of the Sellers or any of its affiliates which are not expressly identified as Assumed Liabilities, including but not limited to (i) any Liabilities arising on or prior to the Closing Date or (ii) any Liabilities under any Assumed Contract that arises after the Closing Date but that arise out of or relate to any breach of or noncompliance with such Assumed Contract by Sellers that occurred prior to the Closing Date.

“Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Sellers and not material to the Sellers.

“Sellers Certificate” shall mean a certificate to the effect that each of the conditions specified in clause (a) of Section 5.1 and clauses (a) through (d) (insofar as clause (d) relates to Legal Proceedings involving the Sellers) of Section 5.2 is satisfied in all respects.

 “Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the Acquired Business, including the assets, liabilities, capitalization, prospects, condition (financial or other), or results of operations of the Sellers relating to the Acquired Business, or (ii) the ability of the Buyer to operate the Acquired Business immediately after the Closing in the manner operated by the Sellers prior to the Closing.

“Seller Plan” shall mean any Employee Benefit Plan maintained, or contributed to, by the Sellers or any Affiliate, but only to the extent to which the Seller Plan relates to the Acquired Business; if any Seller has an Employee Benefit Plan which relates to a business other than the Acquired Business, it shall not be considered a Seller Plan.

 “Subsidiary” shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Sellers (or another Subsidiary) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

“Taxes” shall mean all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America, Mexico or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States, Mexico or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

“Tax Returns” shall mean all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

“Third Party Action” shall mean any suit or proceeding by a person or entity other than a Party for which indemnification may be sought by a Party under ARTICLE VII.

ARTICLE X

MISCELLANEOUS

10.1         Press Releases and Announcements.  Except as contemplated herein:

(a)           each Party shall keep strictly confidential the terms of this Agreement, the other Ancillary Agreements and the transactions contemplated hereby and thereby;

(b)           each Party shall keep strictly confidential, and shall not use or disclose, any non-public document or other information that relates directly or indirectly to the business of the other Party or any of such Party’s Affiliates; and

(c)           neither Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party;

provided, however, that either Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Party and provide it with a copy of the proposed disclosure prior to making the disclosure).

10.2         No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

10.3         Entire Agreement.  This Agreement (including the documents referred to herein and the Schedules referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, with respect to the subject matter hereof.  Notwithstanding the foregoing, any confidentiality agreement between the Parties executed prior to the date hereof shall survive the execution and delivery of this Agreement and shall terminate in full at the Closing.

10.4         Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided that the Buyer may assign some or all of its rights, interests and/or obligations hereunder to one or more Affiliates of the Buyer provided that Buyer shall remain liable for such Affiliates performance.

10.5         Counterparts and Facsimile Signature.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  This Agreement may be executed by facsimile signature.

10.6         Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.7         Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered 4 business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Sellers:	Copy to:

Rob Walker	Steven H. Jackman
Vice President, Corporate Development	Vice President & Corporate Counsel
Sanmina-SCI Corporation	Sanmina-SCI Corporation
2700 N. First Street	2700 N. First Street
San Jose, CA 95134	San Jose, CA 95134

Phone: (408) 964-3601	Phone: (408) 964-3617
Fax: (408) 964-3699	Fax: (408) 964-3888

rob.walker@sanmina-sci.com	steven.jackman@sanmina-sci.com

If to the Buyer:	Copy to:

Francisco Cano	Santiago Concha
Americas Manufacturing Exec
Lenovo Mexico	LatinAmerica General Counsel
Av. Santa Fe # 505, Piso 15
Mexico DF, CP: 05349	Lenovo Mexico
Av. Santa Fe # 505, Piso 15
Phone: 5255 5000 8500	Mexico DF, CP: 05349

Phone: 5255 5000 8559
fcano@lenovo.com
sconcha@lenovo.com

Either Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail) other than electronic mail, but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended.  Either Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

10.8         Governing Law.  This Agreement (including the validity and applicability of the arbitration provisions of this Agreement, the conduct of any arbitration of a Dispute, the enforcement of any arbitral award made hereunder and any other questions of arbitration law or procedure arising hereunder) shall be governed by and construed in accordance with the laws of Mexico DF, without giving effect to any choice or conflict of law provision or rule that would  cause the application of laws of any jurisdictions other than those of Mexico DF.

10.9         Amendments and Waivers.  The Parties may mutually amend any provision of this Agreement at any time prior to the Closing.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties.  No waiver by either Party of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver.  No waiver by either Party with respect to any default, misrepresentation, or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.10       Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

10.11       Expenses.  Except as specifically set forth this Agreement (including ARTICLE VII), each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

10.12       Specific Performance.  Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement (including Sections 6.1 and 6.2) are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each Party agrees that the other Party shall be entitled to an injunction or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity. Notwithstanding the foregoing, the Parties agree that if a Dispute is submitted to arbitration in accordance with Section 7.3(b)(iii) and Section 7.3(b)(iv), then the foregoing provisions of this Section 10.13 shall not apply to such Dispute, and the provisions of Section 7.3(b)(iii) and Section 7.3(b)(iv) shall govern availability of injunctive relief, specific performance or other equitable relief with respect to such Dispute.

10.13       Construction.

(a)           The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against either Party.

(b)           Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c)           Any reference herein to “including” shall be interpreted as “including without limitation.”

(d)           Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLERS:

SANMINA-SCI USA, INC.

By:	/s/ Jure Sola
Name: Jure Sola
Title: Chairman and Chief Executive Officer

SANMINA-SCI SYSTEMS DE MEXICO S.A. DE C.V.

By:	/s/ Jure Sola
Name: Jure Sola
Title: Chairman and Chief Executive Officer

SANMINA-SCI SYSTEMS SERVICES DE MEXICO S.A. DE C.V.

By:	/s/ Jure Sola
Name: Jure Sola
Title: Chairman and Chief Executive Officer

Signature page for SELLERS

BUYER:

LENOVO (SINGAPORE) PTE. LTD

By:	/s/ Damion Glendinning
Name:	Damion Glendinning
Title: Director

LENOVO CENTRO TECNOLOGICO, SdeRL DE CV

By:	/s/ Francisco J. Cano
Name:	Francisco J. Cano
Title: AG Manufacturing Executive Director

Signature page for BUYER

Exhibits

Exhibit A-1	Invoice
Exhibit A-2	Invoice
Exhibit B	Instrument of Assumption
Exhibit C	Facility Lease
Exhibit D	Transition Services Agreement

Schedules
Schedule 1.1(a)	Assumed Contracts
Schedule 1.5	Allocation of Purchase Price among Acquired Assets
Schedule 5.2(i)	List of Employees Required to Have Accepted Offers
Schedule 6.2	List of Persons not to Hire
Disclosure Schedule